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                                                                 Exhibit 10.2
                                                                 CONFIDENTIAL

        Addendum to the Research Collaboration and License Agreement

ADDENDUM to the RESEARCH COLLABORATION AND LICENSE AGREEMENT, dated as of May 5, 1997 (the Effective Date), by and between Cubist Pharmaceuticals, Inc., a Delaware corporation (Cubist) and Novalon Pharmaceutical Corporation, a Delaware corporation (Novalon).

    WHEREAS, Cubist and Novalon have entered into a Series B Convertible Preferred Stock Purchase Agreement, dated as of May 5, 1997 (the Stock Purchase Agreement), pursuant to which Cubist purchased shares of the Series B Convertible Preferred Stock of Novalon and agreed to engage in a collaborative "BioKeys" research project and the "ElectroScreen" project with Novalon.

    WHEREAS, pursuant to Section 7.6 of the Stock Purchase Agreement, Cubist and Novalon negotiated and entered into a Research Collaboration and License Agreement, dated May 5, 1997, to set forth the rights and obligations of the parties with respect to the research projects.

    WHEREAS, Cubist and Novalon wish to amend said Research Collaboration and License Agreement with this Addendum; and

    WHEREAS, Cubist and Novalon wish to maintain in full force and effect all provisions of the Research Collaboration and License Agreement except for those provisions that are amended herein.

    NOW, THEREFORE, in consideration with the mutual promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Cubist and Novalon hereby agree as follows:

    Section 1. Definitions. Capitalized terms used in this Agreement shall have the meanings set forth in the Research Collaboration and License Agreement, dated May 5, 1997, except for the following terms which will have the meaning as set forth below:

    Collaboration Targets List means a schedule, as amended from time to time, listing Targets subject to the provisions of this Section 2 and Section 3 that Cubist has an intention to screen and for which Novalon will make its best efforts to develop assays.

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    Cubist Patent Rights means Patent Rights which are owned by Cubist or any of its Affiliates at any time and from time to time or which Cubist or any of its Affiliates has the right at any time and from time to time to license or sublicense to persons or Entities. The term Cubist Patent Rights shall not include any Patent Rights that are included within Joint Patent Rights.

    Cubist Technology means Technology which is owned by Cubist or any of its Affiliates at any time and from time to time or which Cubist or any of its Affiliates has the right at any time and from time to time to license or sublicense to persons or Entities. The term Cubist Technology shall not include any Technology that is included within the Joint Technology.

    Joint Patent Rights means Patent Rights that are jointly owned by Cubist and Novalon and that relate to Joint Technology.

    Joint Technology means Technology that is developed jointly by the employee, or agents of Novalon and Cubist or their respective Affiliates during the term of the Collaboration.

    Novalon Patent Rights means Patent Rights which are owned by Novalon or any of its Affiliates at any time and from time to time or which Novalon or any of its Affiliates has the right at any time and from time to time to license or sublicense to persons or Entities. Without limiting the generality of the foregoing, the term Novalon Patent Rights shall include all Patent Rights of Novalon with respect to the patents and patent applications listed in the Patent List. The term Novalon Patent Rights shall not include any Patent Rights that are included within the Joint Patent Rights.

    Novalon Technology means Technology which is owned by Novalon or any of its Affiliates at any time and from time to time or which Novalon or any of its Affiliates has the right at any time and from time to time to license or sublicense to persons or Entities. The term Novalon Technology shall not include any Technology that is included within the Joint Technology.

    RCLA means the Research Collaboration and License Agreement.

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    Research Collaboration and License Agreement means that certain Research
Collaboration and License Agreement, dated May 5, 1997, by and between Cubist Pharmaceuticals, Inc. and Novalon Pharmaceutical Corporation, as amended from time to time.

    Sublicense means any license or right granted by Cubist to any person or Entity (and any such license or right granted by such person or Entity to any other person or Entity) to use the Novalon Patent Rights, the Novalon Technology, the Joint Patent Rights, and the Joint Technology to the same extent as Cubist is entitled pursuant to this Agreement, together with all agreements between the parties related thereto.

    Target means a macromolecule, including but not limited to the amino acid sequence (if known) or nucleic acid sequence (if known) of said macromolecule.

    Target Activation Date means the date Cubist lists a Target on the Collaboration Targets List, as described in Section 2 herein.

    Target Exclusivity Fee means a fee of [          ]* per Target per year
as described in Section 3 herein to maintain Cubist's exclusive license and/or collaborative relationship for the use of Novalon's technology to research a Target.

    Section 2  Research Collaboration

    The following Section 2-1 (c) supersedes and replaces Section 2.1 (c) of the RCLA.

    Section 2.1  Collaboration

    (c)  In the event that Cubist elects not to exercise the Acquisition
         Option, Cubist shall, within [          ]* after the Acquisition
         Option Expiration Date, deliver to Novalon a schedule listing not more than ten (10) Targets that comprise the Collaboration Targets List. The aforementioned Targets will be the focus of the Minimum Research Period. Within

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         [          ]* after the end of the Minimum Research Period and in
         the event that the Collaboration continues to be in effect pursuant to the RCLA, Cubist and Novalon will mutually agree upon the number of Targets that shall be added to the Collaboration Targets List to be worked on in the Collaboration during the Remaining Research Period in addition to those Targets that comprised the Collaboration Targets List during the Minimum Research Period, provided that said Targets shall not have been previously listed on the Collaboration Targets List and are not the subject of a research agreement with any third party that would preclude Novalon or Cubist from collaborating to research said Targets with each other. The parties may modify the Collaboration Targets List at any time upon mutual agreement. Novalon shall have the right to remove any Target from the Collaboration Targets List at any time after the last day of the eighteenth month following the Target's respective Target Activation Date by giving Cubist thirty (30) days written notice, provided, however, that the foregoing shall not give Novalon the right to remove a Target if Cubist has paid the Target Exclusivity Fee for such Target for the current period pursuant to Section 3 hereof During the Remaining Research Period, Novalon and Cubist shall (i) continue the research activities described in Exhibit A, (ii) engage in such research, screening, target discovery and validation, and drug discovery and development activities as Cubist shall request, provided that such research, screening, target discovery and validation, and drug discovery and development activities arc related to, or involve, Targets that arc listed on the Collaboration Targets List and (iii) engage in such other research activities as the parties may agree upon from time to time. The respective tasks, activities and obligations of the parties in connection with any of' the matters on which the parties are collaborating during the Remaining Research Period shall be mutually agreed upon by the parties.

    The following Section 2.4 (b) supersedes and replaces Section 2.4 (b) of the RCLA.


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    Section 2.4  Exclusivity.

         (b)  During the period commencing upon the [          ]*, Novalon
         shall not engage in any research or screening activities or programs, any research collaborations, any drug discovery or drug development collaborations, partnerships or alliances, any licensing transactions, or any other kind of transactions in the antibacterial and anti-fungal therapeutic area; provided, however, that the foregoing provisions of this Section 2.4 (b) shall not preclude Novalon from engaging in (i) the Collaboration, or (ii) any research or screening activity or program so tong as it (A) covers a finite number of specific biological Targets for drug discovery and development, (B) provides for Novalon to engage in active research, discovery and development activities with respect to all of such biological Targets, (C) provides for the payment to Novalon commercially reasonable consideration, (D) does not involve Targets that are listed on the Collaboration Targets List at the time the research or screening activity or program is entered into, and (E) does not preclude Novalon from entering into similar arrangements with other parties (including Cubist) relating to other Targets in the same or any different field or pathogen. The restrictions set forth in this Section 2.4 (b) may be waived, in any instance, by written consent of Cubist.

    Section 3.  License.

    The following Section 3 supersedes and replaces Section 3 of the RCLA.

    Section 3. License. Subject to all of the terms and conditions of this Agreement, Novalon hereby grants to Cubist an exclusive, worldwide right and license to use the Novalon Patent Rights, the Novalon Technology, the Joint Patent Rights, and the Joint Technology, for purposes of (i) researching, screening for, discovering or developing anti-bacterial or anti-fungal drug candidates or anti-bacterial or anti-fungal drug discovery targets derived from research on Targets listed on the Collaboration Targets List or (ii) selling, licensing, marketing or otherwise commercializing antibacterial or anti-fungal drugs discovered Or developed using any portion of the Novalon


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Patent Rights, the Novalon Technology, the Joint Patent Rights, and Joint
Technology in research on Targets listed on the- Collaboration Targets List, The license granted hereunder with respect to each Target listed on the Collaboration Targets List shall be for a term of eighteen (18) months' following the Target Activation Date for such Target, provided that Cubist may extend the term of the license by one year for each such Target by the
payment to Novalon of' a Target Exclusivity Fee of [          ]* on or before
the first day of the nineteenth month following the Target Activation Date for such Target. Cubist may extend the license for such Target for successive one-year terms by the payment to Novalon of an additional Target
Exclusivity Fee of [          ]* on each anniversary date of the due date of
the first payment of the Target Exclusivity Fee for such Target. In the event that Cubist fails to make any such Target Exclusivity Fee payment, Novalon may, upon giving Cubist thirty (30) days written notice and upon Cubist's failing to make such Target Exclusivity Fee payment, remove such Target from the Collaboration Targets List and revoke the license granted hereunder with respect to such Target. Upon the revocation of a license with respect to any such Target, Cubist shall not thereafter have the right to reinstate such license unless Novalon shall consent thereto in writing. Except for the foregoing, Cubist's license shall be perpetual and irrevocable. Cubist shall have the right to sublicense the license granted to Cubist pursuant to this Section 3. Except for any payments made or required to be made by Cubist to Novalon pursuant to Section 2.2, Section 3 or Section
4.1 of the RCLA and in connection with the Collaboration, Cubist shall not have to pay or otherwise owe to Novalon any consideration of any kind in connection with the license.

    Section 4.  Confidentiality and Use of Names.

    The following Section 9.4 supersedes and replaces Section 9.4 of the RCLA.

    Section 9.4 Confidentiality. It is contemplated that in the course of the performance of this Agreement each party may, from time to time, disclose Confidential Information to the other. Each party agrees to take all reasonable steps to prevent disclosure of Confidential Information;

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provided that no provision of this Agreement shall be construed to preclude such disclosure of Confidential Information as may be necessary or appropriate to obtain from any governmental agency any necessary approval or license or to obtain patents that are to be included in Novalon Patent Rights and Joint Patent Rights.

    The following Section 9.9 supersedes and replaces Section 9.9 of the RCLA.

    Section 9.9 Use of Names. Neither party shall use the name of the other party or any officer, employee or consultant of the other party or any adaptation thereof in any advertising, promotional or sales literature, publicity or in any document employed to obtain funds or financing without the prior written approval of the party or individual whose name is to be used; provided that Cubist my state that it is licensed by Novalon under the Novalon Patent Rights, the Novalon Technology, the Joint Patent Rights, and the Joint Technology and may make such disclosure as is required by the Securities Act of 1933, the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

    Section 5.  Joint Rights.

    The following Section 10 is hereby added to the RCLA.

    Section 10.  Joint Rights.

    Section 10.1 Ownership Rights. Cubist and Novalon shall jointly and equally own all Technology and inventions developed jointly by the employees or agents of Novalon and Cubist or their respective Affiliates, and shall jointly and equally own all Patent Rights relating to such Technology and inventions. Subject to the provisions of Section 5.2 of the RCLA, Novalon retains all rights to file and prosecute any and all patent applications included within the Novalon Patent Rights, and Cubist retains all rights to file and prosecute any and all patent applications included within the Cubist Patent Rights.

    Section 10.2 Patent Filings. Novalon shall, using patent attorneys selected by Novalon, apply for, seek issuance of and maintain the Joint Patent Rights and other patents based on the Joint Technology in the United States and in such other countries as Novalon identifies or as Cubist may request in writing, provided that Cubist shall cooperate with Novalon in such prosecution, filing and maintenance. Cubist shall be given at least twenty-five (25) days to advise and comment upon such


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filings and actions as are undertaken by Novalon. Costs relating to patent filings shall be shared equally between Novalon and Cubist. Cubist may, in its discretion, decline to participate in the prosecution and maintenance of any Joint Patent Rights in any country, provided, however, that in doing so, Cubist shall convey all of its ownership interests in such Joint Patent Rights to Novalon and Novalon shall bear all subsequent patent costs for such Joint Patent Rights. Novalon may, in its discretion, decline to apply for, prosecute or maintain any Joint Patent Rights in any country, but shall give timely notice to Cubist of any such determination, provided, however, that in doing so, Novalon shall convey all of its ownership interests in such Joint Patent Rights to Cubist and Cubist shall bear all subsequent patent costs for such Joint Patent Rights. Novalon agrees to cooperate with Cubist as reasonably necessary to permit Cubist to be able to prosecute or maintain any Joint Patent Rights in those countries where Novalon declines to undertake action.

    Section 6.  Infringement of Joint Rights.

    The following Section 11 is hereby added to the RCLA.

    Section 11.  Infringement of Joint Rights.

    Section 11.1 Notice. Cubist shall notify Novalon promptly in writing upon becoming aware of any alleged infringement of the Joint Patent Rights by a third party and shall provide any available evidence thereof, Novalon shall notify Cubist promptly in writing upon becoming aware of any alleged infringement of the Joint Patent Rights by a third party and shall provide any available evidence thereof.

    Section 11.2 Prosecution By Novalon Related to Joint Rights. Novalon shall have the right, at its sole discretion, to prosecute any alleged infringements of the Joint Patent Rights. Cubist agrees to allow Novalon to include Cubist, at Novalon's own expense, as a party plaintiff in any suit brought with respect to infringement. In the event that Novalon takes the lead role with respect to the commencement or defense of any action, the total costs shall be borne by Novalon, and any recovery or damages shall be applied as follows: (a) first, to Novalon to reimburse Novalon for the expenses of the litigation or suit, including reasonable attorneys' fees and
(b) then, the balance would be allocated equally between Cubist and Novalon. Cubist shall have the right to participate in any action, and Novalon agrees to consult with counsel for Cubist on any significant matters related to the litigation.


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    Section 11.3  Prosecution By Cubist Related to Joint Rights.

    (a) Procedure. If Novalon, within six (6) months after having been notified of an alleged infringement, shall have been unsuccessful in negotiating with the alleged infringer to cease and desist such infringement and shall not have brought an infringement action, or if Novalon shall notify Cubist at any time prior thereto of its intention not to bring suit against any alleged infringer, then Cubist shall have the right, but shall not be obligated, to prosecute at its own expense any such infringement of the Joint Patent Rights. Cubist shall be entitled to offset the costs of any such litigation against any amounts due by Cubist to Novalon under this Agreement.
 In such circumstances, Cubist may use the name of Novalon as the plaintiff if necessary for the prosecution of the infringement suit. Notwithstanding anything in the foregoing to the contrary, no settlement, consent judgment or other voluntarily final disposition of any such suit may be entered into without the consent of Novalon, which consent shall not be unreasonably withheld.

    (b)  Damages.  In the event that Cubist undertakes litigation pursuant to
Section 11.3 (a) for the enforcement of Joint Patent Rights, any recovery of damages by Cubist or Novalon, as the case may be, for each suit shall be applied as follows: (a) first, to Cubist to reimburse Cubist for the expenses of the litigation or suit, including reasonable attorneys' fees, (b) then, second, to Novalon to reimburse Novalon for its expenses of the litigation or
case, including reasonable attorneys' fees [          ]* and (c) then the
balance would be allocated [          ]* between Cubist and Novalon.

    Section 11.4 Actions Against Cubist or Novalon Related to Joint Rights.

    (a) In the event that an action alleging invalidity or noninfringement of any of the Joint Patent Rights shall be brought against Cubist or against Novalon (whether as an independent action or as a counterclaim of a suit filed by either Novalon pursuant to Section 11.2 or Cubist pursuant to
Section 11.3(a)), Novalon, at its sole option, shall have the right, within thirty (30) days after the commencement of such action, to take or regain control of the action at its own expense. If Novalon shall determine not to exercise this right, Cubist may take over or remain as


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lead counsel for the action at Cubist's sole expense, with any settlement or recovery subject to the approval provisions of Section 11.3(a) and allocation provisions or Section 11.3(b).

    (b) In the event that an action alleging any of the Joint Patent Rights or Joint Technology infringes, or resulted from the misappropriation of, any third party shall be brought against Cubist or against Novalon (whether as an independent action or as a counterclaim of a suit filed by either Novalon pursuant to Section 11.2 or Cubist. pursuant to Section 11.3 (a)), Novalon, at its sole option, shall have the right, within thirty (30) days after the commencement of such action, to take or regain control of the action at its own expense. If Novalon shall determine not to exercise this right, Cubist may take over or remain as lead counsel for the action at Cubist's sole expense.

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    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers, and have duly delivered and executed this Agreement under seal as of the date first set forth above.

Novalon Pharmaceutical Corporation     Cubist Pharmaceuticals, Inc.


/s/ Dana M. Fowlkes                    /s/ Scott M. Rocklage
-----------------------------------    -----------------------------
By:  Dana M. Fowlkes, M.D., Ph.D.      By:  Scott M. Rocklage, Ph.D.
Title:  Chairman, President, and CEO   Title:  President and CEO

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